Exhibit 99.2

Summary of MKS Instruments, Inc.’s
2008 Management Incentive Bonus

The 2008 Management Incentive Bonus Plan consists of a Corporate Bonus, which is based on a 2008 corporate pro-forma pre-tax operating income target, and, for some participants, a Product Group Bonus, which is based on the 2008 earnings targets of certain respective product groups. With respect to Leo Berlinghieri, Jerry Colella, John Smith and Ron Weigner, the 2008 Management Incentive Plan consists solely of the Corporate Bonus. With respect to John Lee, Frank Schneider and William Stewart, the 2008 Management Incentive Plan consists of the Corporate Bonus and the Product Group Bonus.

The following chart summarizes the individual target bonuses for each of the Company’s executive officers, plus Frank Schneider, who was an executive officer during the year ended December 31, 2007 and constitutes a “named executive officer” under the rules of the Securities and Exchange Commission. Mr. Schneider is no longer an executive officer of the Company.

Individual Incentive Target
Participant	(% of annual base earnings)
Leo Berlinghieri	100%
Jerry Colella	65%
John Smith	50%
Ron Weigner	50%
John Lee	55% (of which 70% is Corporate Bonus
and 30% is Product Group Bonus)
Frank Schneider	35% (of which 70% is Corporate Bonus
and 30% is Product Group Bonus)
William Stewart	50% (of which 70% is Corporate Bonus
and 30% is Product Group Bonus)

The corporate element of the bonus plan formula is calculated as follows:

Base Salary x Individual Incentive Target x Corporate Performance Multiplier

The product group element of the bonus plan formula is calculated as follows:

Base Salary x Individual Incentive Target x Product Group Performance Multiplier

Each of the “Corporate Performance Multiplier” and “Product Group Performance Multiplier” ranges from 0% for achievement below a specified minimum corporate or product group goal, respectively, up to 200% for achievement of a maximum corporate or product group goal. Accordingly, the maximum payout possible for each of the above participants is 200% of his Individual Incentive Target and the minimum payout is zero, with incremental payouts for performance between these levels.